Exhibit 10.12(c)

Form of Restricted Stock Unit Agreement

IMMUNOGEN, INC.

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

The following supplements the Grant Detail (the “Grant Detail”) to which these Restricted Stock Unit Terms and Conditions apply, and together with the Grant Detail, constitutes the “Restricted Stock Unit Agreement” referenced in the Grant Detail.

This Restricted Stock Unit Agreement is entered into and made effective as of the grant date referenced in the Grant Detail (the “Grant Date”) and is between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and the employee or consultant of the Company (the “Participant”) referenced in the Grant Detail.  Certain capitalized terms, to the extent not defined where they first appear in this Restricted Stock Unit Agreement, are defined in the Company’s Amended and Restated 2018 Employee, Director and Consultant Equity Incentive Plan (as amended from time to time, the “Plan”).

1.Grant of Award.  The Company hereby grants to the Participant on the Grant Date an award (the “Award”) of the number of restricted stock units (the “RSUs”) referenced in the Grant Detail, giving the Participant a contingent entitlement to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and in the Plan, one share of Common Stock (a “Share”) with respect to each RSU forming part of the Award, subject to adjustment pursuant to paragraph 25 of the Plan in respect of transactions occurring after the Grant Date.
2.Vesting of Award.
(a)The Award shall vest as to the specified percentage of the RSUs on each vesting date set forth in the Grant Detail (each, a “vesting date”), provided in each case that the Participant is then, and since the Grant Date has continuously been, employed by or providing services to the Company or an Affiliate.
(b)Except as expressly set forth in the Participant’s Change in Control Severance Agreement with the Company (or other individual agreement between the Participant and the Company), if any, if the Participant ceases to be employed by or ceases to provide services to the Company or an Affiliate for any reason prior to a vesting date, then as of the date of such termination of employment or service, all then unvested RSUs shall immediately be forfeited to the Company for no consideration and this Restricted Stock Unit Agreement shall terminate and be of no further force or effect.
3.Delivery of Shares.
(a)Subject to Sections 5 and 7 below, the Company shall, as soon as practicable and in all events no later than thirty (30) days following the applicable vesting date, transfer to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) the number of Shares that equals the vested portion of the Award. No Shares will be transferred pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Administrator.
(b)The Participant understands that once Shares have been delivered, including by book entry, to the Participant in respect of the RSUs, the Participant will be free to sell such Shares,

subject to applicable requirements of federal and state securities laws and compliance with all Company policies relating to trading in Company securities.
(c)Until such time as Shares are issued to the Participant pursuant to Section 3(a), the Participant shall have no rights as a stockholder with respect to any Shares underlying the Award, including, but not limited to any voting or dividend rights.
4.Prohibitions on Transfer and Sale.  The Award may not be transferred except as expressly permitted under paragraph 13 of the Plan.
5.Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award at any time if the Participant is not in compliance with all applicable provisions of this Restricted Stock Unit Agreement and the Plan. By accepting, or being deemed to have accepted, the Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Award, under the Award, including the right to any Shares acquired under the Award or proceeds from the disposition thereof, are subject to paragraph 34 of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the RSUs. Nothing in the preceding sentence may be construed as limiting the general application of Section 6 of this Restricted Stock Unit Agreement.
6.Incorporation of the Plan.  The Participant specifically understands and agrees that the RSUs and the Shares to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound.  The provisions of the Plan are incorporated herein by reference.
7.Taxes.
(a)The Participant expressly acknowledges and agrees that the vesting and/or settlement of the RSUs acquired hereunder may give rise to “wages” subject to withholding.  Except as otherwise prescribed by the Administrator, the number of Shares necessary to satisfy the minimum statutory withholding tax obligations on the vesting date or settlement date, as applicable, will automatically be released by the Participant from the Shares otherwise deliverable to the Participant hereunder on such date to a broker or other third-party intermediary acceptable to the Company (the “Broker”) and sold in order to satisfy such withholding tax obligations (“Sell to Cover”). The Participant will be responsible for all third-party administration processing fees in connection with such Sell to Cover.  In addition, the Participant may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability determined on the date that the Award vests and/or settles hereunder and the sales price actually achieved.
(b)In connection with the implementation of the Sell to Cover provision described in Section 7(a) above, the Participant hereby authorizes the Company to instruct the Broker to sell a number of Shares to be issued upon the vesting or settlement of the Award to satisfy the minimum statutory withholding tax obligations, as described in Section 7(a) above.
(c)Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that the Sell to Cover provision may not cover the Participant’s full tax liability as it relates to the vesting and settlement of the Award and that the Participant shall remain fully responsible for his or her tax obligations in respect of the Award in all cases.

(d)The Participant further acknowledges and agrees as follows:
(i)The Sell to Cover provision contemplated by this Restricted Stock Unit Agreement is adopted to permit the Participant to sell a number of Shares issued upon the vesting or settlement of the Award sufficient to pay the statutory minimum amount of withholding taxes that become due as a result of the vesting or settlement of the Award.
(ii)The Broker is under no obligation to arrange for any sale in connection with the Sell to Cover provision at any particular price.
(iii)The Participant hereby authorizes the Broker to remit directly to the Company the proceeds necessary to cover the Participant’s tax liability as it relates to the vesting and settlement of the Award as provided in Section 7(a) above, and to retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Broker relating to the Sell to Cover.
(iv)The Participant hereby appoints the Company as his or her agent and attorney-in-fact to instruct the Broker with respect to the number of Shares to be sold under the Sell to Cover provision contemplated by this Restricted Stock Unit Agreement.
(v)The Participant hereby waives any claims he or she may have against the Company and its directors, officers or employees now or in the future related to the Company’s instructions to a Broker or any actions taken by the Broker in effecting sales or otherwise and shall indemnify and hold the Company and its directors, officers, employees and agents harmless from any losses, costs, damages, or expenses relating to any sale under the Sell to Cover provision contemplated by this Restricted Stock Unit Agreement.
(vi)It may not be possible to sell Shares due to, among other reasons, (A) a legal or contractual restriction applicable to the Participant or to the Broker, (B) a market disruption, (C) rules governing order execution priority on the Nasdaq Global Select Market or (D) if the Company determines in its sole discretion that sales may not be effected under the Sell to Cover provision.
(e)No Shares will be delivered pursuant to the Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with the vesting or settlement of the Award, whether through the Sell to Cover (to the extent available) or otherwise.  The Participant authorizes the Company and its Affiliates to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.
8.Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a)Neither the grant of the Award, nor the issuance of Shares upon the vesting of the Award, will give the Participant any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge the Participant at any time, or affect any right of the Participant to terminate his or her employment or service at any time.

(b)The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.
(c)The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.
(d)The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.
(e)The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment.  As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.  The future value of the Shares is unknown and cannot be predicted with certainty.
9.Notices.  Any notices to the Company required or permitted by the terms of this Restricted Stock Unit Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

ImmunoGen, Inc.

Attn: Finance

830 Winter Street

Waltham, MA 02451

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

10.Governing Law.  This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.
11.Data Privacy. By accepting the Award, the Participant acknowledges that the processing of certain personal data by the Company and each Affiliate (and any agent of the Company or any Affiliate administering the Plan or providing Plan record keeping services) is necessary for the performance of contractual duties to the Participant under the Award in order to facilitate the grant of the Award and the issuance of Shares and the administration of the Plan. Any storage, transfer or processing of personal data shall be in accordance with applicable law and, where required, in accordance with any Company Privacy Notice made available to the Participant.
12.No Guarantee of Tax Consequences.  The Company makes no guarantee of any tax consequences associated with the Award. The Award is intended to be exempt from, or comply with, Section 409A of the Code and shall be construed by the Administrator accordingly.  Notwithstanding the preceding, in no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Restricted Stock Unit Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.